Exhibit 99.1

As of April 13, 2011, Mr. Lipari was appointed as a director to the Board of
Directors of CIFC Deerfield Corp. (the "Issuer").

As of April 15, 2011, Mr. Lipari does not beneficially own any securities of
CIFC Deerfield Corp.  Mr. Lipari is a Partner of Renova U.S. Management LLC, an
affiliate of DFR Holdings, LLC ("DFR Holdings").

Pursuant to the Assignment and Contribution Agreement, dated April 13, 2011,
Bounty Investments, LLC ("Bounty"), assigned and contributed its shares of
Common Stock and the $25 million in aggregate principal amount of the Senior
Subordinated Convertible Notes due 2017 (the "Convertible Notes"), and all
rights and obligations thereto, to DFR Holdings, a subsidiary in which it owns
99% of the equity interests.

As of April 15, 2011, Mr. Lipari held 30% of the percentage interest in DFR
Holdings Management, LLC ("DFR Management").  DFR Management has 1% of the
percentage interest in DFR Holdings.

As of April, 15, 2011, DFR Holdings was the direct beneficial owner of (i)
4,545,455 shares of common stock, par value $0.001 per share (the "Common
Stock"), of the Issuer, (ii) $25 million in aggregate principal amount of the
Convertible Notes, which are currently convertible by DFR Holdings into
4,132,231 shares of Common Stock and (iii) a short ownership position with respect to a put option owned by the Issuer based on the Issuer's right, in its sole discretion, to pay up to 50% of the interest due on the Convertible Notes in "pay-in-kind" interest by issuing additional Convertible Notes to DFR
Holdings on each quarterly interest payment date.

This Form 3 report does not include any securities of the Issuer that may be deemed to be beneficially owned by DFR Holdings or DFR Management and Mr. Lipari disclaims beneficial ownership of all such securities except to the extent of his pecuniary interest therein.  This report shall not be deemed an admission that Mr. Lipari is the beneficial owner of such securities for the purposes of
Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.